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                                                                    EXHIBIT 12.1

             Statement re: Computation of Earnings to Fixed Charges
                                 (in thousands)

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
                                                                  Fiscal Year Ended                            Nine Months Ended
                                            -------------------------------------------------------------    ----------------------
                                                  (52 weeks)         (53 weeks)         (52 weeks)                 (39 weeks)
                                            -------------------------------------------------------------    ----------------------
                                            Sept. 26,    Sept. 25,    Sept. 30,    Sept. 29,    Sept. 28,     June 29,     June 28,
                                              1998         1999         2000         2001         2002         2002         2002
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
EARNINGS
Net Income                                  $  4,163     $ 18,750     $ 21,091     $ 17,850     $ 14,733     $ 10,981     $ 10,204
Interest (including capitalized)              41,837       40,466       43,340       44,839       51,859       39,598       38,880
Income tax                                     2,300       11,400       13,100       10,350        8,350        6,550        5,800
Loan cost amortization expense                   194          176          184          422        1,120          813          933
Amortization of capitalized interest             616          676          746          847          904          678          699
Less interest capitalized                     (1,720)        (681)      (2,114)      (1,936)        (319)        (142)        (799)
50% real estate rent                           7,383        7,406        7,591        8,275        8,920        6,144        7,059
20% equipment rent                                          2,574        3,237        4,339        4,858        3,626        3,720
                                            --------     --------     --------     --------     --------     --------     --------
Earnings                                    $ 54,772     $ 80,767     $ 87,175     $ 84,986     $ 90,424     $ 68,248     $ 66,496
                                            --------     --------     --------     --------     --------     --------     --------

FIXED CHARGES
Interest                                    $ 40,117     $ 39,785     $ 41,226     $ 42,903     $ 51,540     $ 39,456     $ 38,081
Capitalized interest                           1,720          681        2,114        1,936          319          142          799
Loan cost amortization expense                   194          176          184          422        1,120          813          933
50% real estate rent                           7,383        7,406        7,591        8,275        8,920        6,144        7,059
20% equipment rent                                --        2,574        3,237        4,339        4,858        3,626        3,720
                                            --------     --------     --------     --------     --------     --------     --------
Fixed Charges                               $ 49,414     $ 50,622     $ 54,352     $ 57,875     $ 66,757     $ 50,181     $ 50,592
                                            --------     --------     --------     --------     --------     --------     --------
Ratio                                           1.11         1.60         1.60         1.47         1.35         1.36         1.31
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